EXHIBIT 3.1

                        CERTIFICATE OF INCORPORATOR


          The undersigned acknowledges that he acted as the Incorporator of

1st Community Bancorp, Inc., a Michigan corporation, and adopted the

Articles of Incorporation, a copy of which  is attached, under the provisions of Act No. 284 of the Public Acts of 1972, as amended, known as the Michigan Business Corporation Act, on the  12  day of February, 1986.

The following persons were selected as the initial members of the Board of

Directors of this corporation to serve until the first annual meeting of the shareholders of this corporation and until their successors are elected and qualified, or until their resignation or removal:

                    Warren Schut
                    Marvin J. Besteman
                    Lawrence D. Bradford
                    Mary Jean Chorman
                    Gordon Paul DeYoung
                    L. Edmond Eary, Jr.
                    Lewis G. Emmons
                    Gerard J. Heyt
                    Walter Hill
                    H. Paul McFall
                    Gordon VanDenHout

          Bylaws, as prepared by counsel, to regulate the business affairs of the corporation were adopted and given immediate effect.

          This Certificate is executed by the Incorporator this

 12  day of February, 1986.


                                           /S/ WARREN SCHUT







                         ARTICLES OF INCORPORATION

                                    OF

                        1ST COMMUNITY BANCORP, INC.

                     _________________________________


          These Articles of Incorporation are signed by the Incorporator for the purpose of forming a corporation for profit under the provisions of

Act 284 of the Public Acts of 1972, as amended, known as the Michigan

Business Corporation Act.


                                 ARTICLE I

                                   NAME

          The name of the corporation is

                        1st Community Bancorp, Inc.



























                                ARTICLE II

                                 PURPOSES

          The purposes of the corporation are to engage in any activity within the purposes for which corporations may be organized under the

Michigan Business Corporation Act.


                                ARTICLE III

                            AUTHORIZED CAPITAL

          The total authorized capital stock of the corporation is one million (1,000,000) shares of common stock , par value $10.00 per share.

          The authorized shares of stock are all of one class with equal voting powers, and each such share shall be equal with every other such share.


                                ARTICLE IV

                   REGISTERED OFFICE AND RESIDENT AGENT

          The address of the initial Registered Office is 109 East

Division, Sparta, Michigan 49345.

          The name of the initial Resident Agent is Warren Schut.


                                 ARTICLE V

                               INCORPORATOR

          The name and address of the Incorporator is as follows:

          NAME                     ADDRESS

          Warren Schut             109 East Division
                                   Sparta, Michigan 49345




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                                ARTICLE VI

                                 DIRECTORS

          A.   NUMBER AND TERM OF DIRECTORS.  The corporation shall be

managed by a board of directors who will initially be elected in accordance with this Section.  The number of directors shall not be less than nine (9)

or more than fifteen (15).  Initially there shall be eleven (11) directors.

The exact number of directors may be increased or decreased from time to time by the board of directors, pursuant to a resolution adopted by a

majority of the entire board of directors.  Effective on    January 1,

1987, the members of the board must be shareholders of the corporation.

The board of directors shall be divided into three classes, with the term of office of one class expiring each year.  At the annual meeting of stockholders in 1986, four (4) directors of Class I shall be elected to hold office for a term expiring at the 1987 annual meeting, four (4)

directors of Class II shall be elected to hold office for a term expiring at the 1988 annual meeting and three (3) directors of Class III shall be elected to hold office for a term expiring at the 1989 annual meeting.

Beginning with the annual meeting of stockholders in 1987, each class of directors whose term shall then expire shall be elected to hold office for a three year term and until the election and qualification of their respective successors.

          B.   REMOVAL OF DIRECTORS.  A director may be removed before the end of a term only for cause, except that the Bylaws may provide for mandatory retirement from the Board of Directors at seventy (70) years of age or older.  At any annual meeting of the stockholders, or at a meeting


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of stockholders called expressly for the purpose, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the holders of a majority of the shares then entitled to vote at an election of directors, present in person or by proxy, may remove such director or directors for cause.  If the holders of the shares of any class are entitled to elect one or more directors by the provisions of these Articles the provisions of this section shall apply only to the vote of the holders of that class of outstanding shares.

          C.   VACANCIES.  All vacancies in the membership of the board

shall be filled by appointment made by a majority vote of the remaining directors.  Any vacancy resulting from the removal of a director for cause shall be filled solely by appointment made by a majority of the Continuing

Directors as defined in Article IX.  Each person so appointed to fill a vacancy shall remain a director until the next election of the class for which that director shall have been chosen and until that director's successor shall be elected by the shareholders.


                                ARTICLE VII

                           NO CUMULATIVE VOTING

          The shareholders of the corporation shall not be entitled to use cumulative voting in the election of directors.  For purposes of this

Article, "cumulative voting" refers to any process that allows a shareholder to vote at an election of directors, in person or by proxy,

the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder



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has a right to vote, or to cumulate votes by giving one candidate as many votes as the number of such directors multiplied by the number of shares, or by distributing the shareholder's votes on the same principle among any number of the candidates.


                               ARTICLE VIII

                             OPT-OUT PROVISION

          Pursuant to M.C.L.A. <Section>450.1784(1)(b), the corporation elects not to be governed by Chapter 7A of the Michigan Business

Corporation Act, M.C.L.A. <Section><Section>450.1775 ET. SEQ., or any

amended versions of that Chapter.


                                ARTICLE IX

                       CERTAIN BUSINESS COMBINATIONS

          A.   HIGHER VOTE REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS.

In addition to any vote otherwise required by law or by these Articles of

Incorporation, a Business Combination shall require approval by an affirmative vote of not less than 2/3 of the Voting Stock, other than

Voting Stock held by either (a) an Interested Shareholder who is, or whose

Affiliate or Associate is, a party to a Business Combination, or (b) an

Affiliate or Associate of the Interested Shareholder.

          B.   CONDITIONS EXEMPTING HIGHER VOTE REQUIREMENTS.  The vote

requirements of Section A of this Article IX shall not

be applicable to a particular Business Combination if the conditions specified in either one of the following paragraphs are met:




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               (1)  APPROVAL BY CONTINUING DIRECTORS.  The Business

     Combination has been approved by a vote of a majority of the

     Continuing Directors; or

               (2)  FAIR PRICE PROVISION.  Payment to shareholders in the

     Business Combination is exclusively in the form of cash, or cash and notes at the individual shareholder's option, provided that the option is available to all shareholders, and all of the following conditions are met:

                    (a)  COMMON STOCK.  The amount of cash to be paid per

          share to holders of common stock of the corporation must be at least equal to the HIGHEST of the following amounts:

                         (i)  The highest per share price, including any

               brokerage commissions, transfer taxes, and soliciting

               dealers' fees, paid by the Interested Shareholder for any

               shares of common stock of the same class or series acquired by the Interested Shareholder at any time prior to the

               Announcement Date of the proposal of the Business

               Combination, or in the transaction in which it became an

               Interested Shareholder, whichever is higher.

                         (ii)  The fair market value per share of common

               stock of the same class or series as determined in good

               faith by the Continuing Directors, which determination

               may be based upon an appraisal by any investment banking

               or similar firm, on the Announcement Date or on the

               Determination Date, whichever is higher.


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                    (b)  NON-COMMON STOCK.  The amount of the cash to be

          paid per share in the Business Combination to holders of shares of any class or series of outstanding stock other than common stock shall be at least equal to the HIGHEST of the following amounts, whether or not the Interested Shareholder has previously acquired any shares of the particular class or series of stock:

                         (i)  The highest per share price, including any

               brokerage commissions, transfer taxes, and soliciting

               dealers' fees, paid by the Interested Shareholder for any

               shares of the class of stock acquired at any time prior to the Announcement Date of the proposal of the Business

               Combination, or in the transaction in which it became an

               Interested Shareholder, whichever is higher.

                         (ii)  The highest preferential amount per share to

               which the holders of shares of the class of stock are

               entitled in the event of any voluntary or involuntary

               liquidation, dissolution, or winding up of the corporation.

                         (iii)  The fair market value per share of the

               class of stock as determined in good faith by the Continuing

               Directors, which determination may be based upon an appraisal by any investment banking or similar firm, on the

               Announcement Date or on the Determination Date, whichever

               is higher.






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                    (c)  OTHER CONDITIONS.  Prior to the consummation of a

          Business Combination by an Interested Shareholder, all of the

          following conditions shall be met:

                         (i)  Any full periodic dividends, whether or not

               cumulative, on any outstanding preferred stock of the

               corporation shall have been declared and paid at the regular date therefor.

                         (ii)  The annual rate of dividends paid on any

               class or series of stock of the corporation that is not

               preferred stock, except as necessary to reflect any

               subdivision of the stock, shall not have been reduced, and the annual rate of dividends shall have increased as

               necessary to reflect any reclassification, including any

               reverse stock split, recapitalization, reorganization, or

               any similar transaction that has the effect of reducing the number of outstanding shares of the stock.

                         (iii)  The Interested Shareholder may not have

               received the benefit, directly or indirectly, except

               proportionately as a shareholder, of any loans, advances,

               guarantees, pledges, or other financial assistance or any

               tax credits or other tax advantages provided by the

               corporation or any of its subsidiaries, whether in

               anticipation of or in connection with the Business

               Combination or otherwise.




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                         (iv)  The Interested Shareholder did not

               become the Beneficial Owner of any additional shares of the corporation except as part of the transaction that created the Interested Shareholder status or as a result of

               proportionate stock splits or stock dividends.

                    (d)  PROXY STATEMENT.  A proxy statement describing the

          proposed Business Combination that complies with the disclosure requirements of the Securities Exchange Act of 1934, 15 U.S.C.

          <Section><Section>78(a) ET. SEQ., as amended, and which complies with the disclosure requirements of the Michigan Blue Sky Laws,

          M.C.L.A. <Section><Section>451.501 ET. SEQ., as amended, and the rules and regulations promulgated thereunder (collectively the

          "Acts"), must be sent by first class mail to all shareholders of the corporation at least thirty (30) days prior to the

          consummation of the Business Combination.  The proxy statement must be sent regardless of whether it is required by the Acts.

          The proxy statement shall prominently display a recommendation of the Continuing Directors on the advisability or inadvisability of the Business Combination and a recommendation of any investment banking or similar firm selected by a majority of the Continuing

          Directors, as to the fairness of the Business Combination to the

          Shareholders of the corporation.








                                    -9-
          C.   DEFINITIONS.

               (1)  "Affiliate" or "Affiliated Person" means a Person who directly, or indirectly through one or more intermediaries, controls,

     is controlled by, or is under common control with a specified Person.

               (2)  "Announcement Date" means the first general public

     announcement or the first communication generally to shareholders of the corporation, whichever is earlier, of the proposal or intention to make a proposal concerning a Business Combination.

               (3)  "Associate", when used to indicate a relationship with any Person, means any one of the following:

                    (a)  Any corporation, partnership, or other

          organization, (except for the corporation or a subsidiary of the corporation), in which the Person is (i) an officer, director, or partner, of (ii) is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of Equity Securities.

                    (b)  Any trust or other estate (i) in which the Person

          has a beneficial interest of ten percent (10%) or more, or (ii)

          as to which the Person serves as trustee or in a similar

          fiduciary capacity.

                    (c)  Any relative of the Person or the Person's spouse

          who has the same residence as the Person or who is a director or officer of the corporation or any of its Affiliates.

               (4)  "Beneficial Owner", when used with respect to any

     Voting Stock, means a Person who:




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                    (a)  Individually or with any of its Affiliates or

          Associates, beneficially owns Voting Stock, directly or

          indirectly.

                    (b)  Individually or with any of its Affiliates or

          Associates has:

                         (i)  The right to acquire Voting Stock whether the

               right is exercisable immediately or only after the passage of time, pursuant to any agreement, or upon the exercise of conversion rights, exchange rights, warrants, options or

               otherwise.

                         (ii)  The right to vote Voting Stock pursuant to

               any agreement.

                         (iii)  Any agreement for the purpose of acquiring,

               holding, voting, or disposing of Voting Stock with any other person who beneficially owns, or whose Affiliates or

               Associates beneficially own, directly or indirectly, the

               Voting Stock.

               (5)  "Book Value" means the net amount of an asset or group of assets shown in the accounting records which record the cost of the asset less reductions from the cost of the asset, such as depreciation and amortization, determined in accordance with generally accepted accounting principles.








                                   -11-
               (6)  "Business Combination" means any one of the following:

                    (a)  Any merger on consolidation of the corporation, or

          any subsidiary of the corporation, that alters the contract rights of the Voting Stock as expressly set forth in these

          Articles of Incorporation or changes or converts, in whole or in part, the outstanding shares of the corporation with either:

                         (i)  Any Interested Shareholder.

                         (ii)  Any other corporation, whether or not itself

               an Interested Shareholder, which is, or after the merger or consolidation would be, an Affiliate of an Interested

               Shareholder that was an Interested Shareholder prior to the transaction.

                    (b)  Any sale, lease, transfer, or other disposition,

          except in the ordinary course of business, in one transaction or a series of transactions in any twelve-month period, to any

          Interested Shareholder or any Affiliate of any Interested

          Shareholder (other than the corporation or any of its

          subsidiaries) of any assets of the corporation or any of its subsidiaries having an aggregate Book Value as of the end of the corporation's most recently ended fiscal quarter of ten percent

          (10%) or more on its Consolidated Net Worth measured at the time the transaction or transactions are approved by the board of directors of the corporation.






                                   -12-
                    (c)  The issuance or transfer by the corporation, or

          any of its subsidiaries in one transaction or a series of

          transactions, of any Equity Securities of the corporation or any of its subsidiaries that have an aggregate market value of ten percent (10%) or more of the total fair market value of the outstanding shares of the corporation to any Interested

          Shareholder or any affiliate of any Interested Shareholder (other than the corporation or any of its subsidiaries) except pursuant to the exercise of warrants or rights to purchase Equity

          Securities offered pro rata to all holders of the corporation's

          Voting Stock or any other method affording substantially

          proportionate treatment to the holders of Voting Stock.

                    (d)  The adoption of any plan or proposal for the

          liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or any Affiliate of any Interested Shareholder.

                    (e)  Any reclassification of securities, including any

          reverse stock split, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries that has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by ten percent (10%) or more of the total number of outstanding shares,

          the proportionate amount of the outstanding






                                   -13-
          shares of any class of Equity Securities of the corporation or any of its subsidiaries which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested

          Shareholder.

               (7)  "Common Stock" means any stock other than preferred or preference stock.

               (8)  "Consolidated Net Worth" means the total assets of the corporation less its total liabilities determined in accordance with generally accepted accounting principles.

               (9)  "Continuing Director" means any member of the board of directors of the corporation who is not an Affiliate or an Associate of an Interested Shareholder and either (a) was a member of the board of directors prior to the time that the Interested Shareholder became an Interested Shareholder, or (b) is a successor to a Continuing

     Director who is not an Affiliate or Associate of an Interested

     Shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the board of directors.

               (10) "Control", "controlling", "controlled by", or "under

     common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares,

     by contract, or otherwise.  The Beneficial Ownership of 10% or more of the voting shares of a corporation shall create a presumption of control.


                                   -14-

               (11) "Determination Date" means the date on which an

     Interested Shareholder first became an Interested Shareholder.

               (12) "Equity Security" or "Equity Securities" mean any one of the following:

                    (a)  Any stock or similar security, certificate of

          interest, or participation in any profit sharing agreement,

          voting trust certificate, or voting share.

                    (b)  Any security convertible, with or without

          consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security.

                    (c)  Any put, call, straddle, or other option or

          privilege of buying an equity security from, or selling an equity security to, another without being bound to do so.

               (13) "Interested Shareholder" means any Person (other than the corporation or any of its subsidiaries) who is either:

                    (a)  The Beneficial Owner, directly or indirectly, of

          ten percent (10%) or more of the outstanding Voting Stock of the corporation.

                    (b)  An Affiliate of the corporation and at any time

          within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the then outstanding Voting Stock of the corporation.




                                   -15-
                    (c)  For the purpose of determining whether a Person is

          an Interested Shareholder pursuant to subdivision (a) or (b), the number of shares of Voting Stock considered to be outstanding shall include all Voting Stock owned by the Person.

               (14) "Person" means any entity including, without

     limitation, an individual, a corporation, a partnership, a trust, a bank, a joint stock company, an unincorporated association or similar organization.

               (15) "Valuation Date" means:

                    (a)  In a Business Combination voted upon by

          shareholders, the day prior to the date of the shareholders vote or the day which is twenty (20) calendar days prior to the consummation of the Business Combination, whichever is later.

                    (b)  In a Business Combination not voted upon by

          shareholders, the date of the consummation of the Business

          Combination.

               (16) "Voting Stock" means all outstanding shares of common and preferred stock of the corporation entitled to vote in an election of directors.


                                 ARTICLE X

                                AMENDMENTS

          These Articles may be amended by the affirmative vote of a majority of the shares entitled to vote at any regular or special meeting of stockholders of the corporation if notice of



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the proposed amendment is contained in the notice of the meeting, except that the affirmative vote of not less than sixty-six and 2/3 percent (66-2/3%)

of the shares entitled to vote at any regular or special meeting of stockholders of the corporation shall be necessary for any amendment to

Articles III, VI, VII, VIII, IX and this Article X.


                                ARTICLE XI

                                 DURATION

          The term of this corporation is perpetual.


                                ARTICLE XII


          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty, except for liability:

          (a)  For any breach of the director's duty of loyalty to the corporation or its shareholders;

          (b)  For any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

          (c)  For any violation of Section 551(1) of the Michigan Business

Corporation Act;

          (d)  For any transaction from which the director derived an improper personal benefit; or

          (e)  For any acts or omissions occurring before March 1, 1987.







                                   -17-
          If the Michigan Business Corporation Act is amended after this

Article has been adopted by the shareholders to authorize corporate action to further eliminate or limit the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation At as amended.

          Any repeal, modification or adoption of any provision in these

Articles of Incorporation inconsistent with this Article XII shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.


          The undersigned Incorporator has signed these Articles of

Incorporation on February  12  , 1986.


                                           /S/ WARREN SCHUT






INFORMATION NOTE:

Amendment to Articles of Incorporation enacted by vote of shareholders at annual meeting on April 28, 1988 adding a new Article XII - Limited Liability for Directors.












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